EXHIBIT 3.7

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SANMINA SUB CORPORATION
(a Delaware corporation)

WITH AND INTO

SANMINA-SCI CORPORATION
(a Delaware corporation)

(Pursuant to Section 253 of the
Delaware General Corporation Law)

Sanmina-SCI Corporation, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: The Corporation owns all of the outstanding shares of capital stock of Sanmina Sub Corporation, a Delaware corporation (“Merger Subsidiary”).

SECOND: The Board of Directors of the Corporation, by the resolutions duly adopted on October 27, 2012 by the unanimous written consent of the Board of Directors, acting without a meeting pursuant to Section 141(f) of the Delaware General Corporation Law, which resolutions are attached hereto as Exhibit A, determined to merge Merger Subsidiary with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law.

THIRD: The Corporation shall be the surviving corporation in the merger and, from and after the time of the merger, the name of the surviving corporation shall be “Sanmina Corporation.”

FOURTH: That this Certificate of Ownership and Merger (and the merger referenced herein) shall be effective at 12:01 a.m. Eastern Time on November 15, 2012.

[Signature page follows]

IN WITNESS WHEREOF, Sanmina-SCI Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on the date set forth below.

SANMINA-SCI CORPORATION

By: __/s/ Jure Sola___________________
Name: Jure Sola
Title: Chief Executive Officer

Dated: October 30, 2012______________

EXHIBIT A

WHEREAS, the Board of Directors (the “Board”) of Sanmina-SCI Corporation, a Delaware corporation (the “Corporation”) has determined that it is in the best interests of the Corporation and its shareholders to change its corporate name to “Sanmina Corporation”.
WHEREAS, the Board has determined that the most desirable method of effecting such name change would be to merge a wholly-owned subsidiary of the Corporation, with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) and to change its name in such merger pursuant to Section 253(b) of the DGCL.
WHEREAS, the Corporation owns all of the outstanding capital stock of Sanmina Sub Corporation, a Delaware corporation (“Merger Subsidiary”).
NOW, THEREFORE, IT IS:
RESOLVED, that the Corporation merge, and it does hereby merge into itself Merger Subsidiary (the “Merger”), whereupon the separate existence of Merger Subsidiary shall cease, and the Corporation assumes all of the obligations of Merger Subsidiary.
RESOLVED, that the Corporation shall be the surviving corporation in the Merger (sometimes referred to hereinafter as the “Surviving Corporation”).
RESOLVED, that the Merger is hereby approved and authorized pursuant to the provisions of Section 253 of the DGCL.
RESOLVED, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such subsequent time as shall be specified and set forth in such Certificate of Ownership and Merger (the time of such effectiveness being referred to as the “Effective Time”).
RESOLVED, that the directors of the Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
RESOLVED, that, the Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that Article 1 of the Restated Certificate of Incorporation shall be amended at the Effective Time in the Merger to read in its entirety as follows: “1.     The name of this corporation is Sanmina Corporation (the “Corporation”).”

RESOLVED, that except for the foregoing amendment to Article 1, the Restated Certificate of Incorporation of the Corporation shall remain unchanged by the Merger until further amended in accordance applicable law.

         RESOLVED, that the Amended and Restated Bylaws of the Corporation approved by the Board of Directors on December 1, 2008 (the “Bylaws”) be amended, at and as of the Effective Time, to replace “Sanmina-SCI Corporation” with “Sanmina Corporation” in each place therein that the former appears, and the “Authorized Officers” (as defined below) are directed to cause such changes to be made to the Bylaws promptly following the Effective Time.

RESOLVED, that, except as provided in the immediately preceding resolution, the Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.
RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, as of the Effective Time each outstanding share of capital stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of the corresponding capital stock of the Surviving Corporation, held by the same holder who held such share immediately prior to the Effective Time.
RESOLVED, that at the Effective Time, a stock certificate that represented a share of capital stock of the Corporation immediately prior to the Effective Time shall continue to represent such corresponding share of capital stock of the Surviving Corporation as of the Effective Time.
RESOLVED, that at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Merger Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.
RESOLVED, that each of the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary (each, an “Authorized Officer”) is hereby authorized on behalf of the Corporation, whether acting alone or together with any other such officer, to take any and all action, to execute and deliver any and all documents, agreements and instruments, to take any and all steps, to make all filings (including, without limitation, as may be required by the rules or requirements of any securities exchange on which the securities of the Corporation are listed or admitted for trading), to incur and pay all related fees and expenses, in each case as deemed by any such Authorized Officer to be advisable to carry out the purpose and intent of each of the foregoing resolutions and the transactions contemplated thereby (the advisability of which shall be conclusively evidenced by the taking of such action or the execution of such document, agreement or instrument).
RESOLVED, that each Authorized Officer, whether acting alone or together with any other such officer, is hereby directed and authorized to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Merger Subsidiary into the Corporation and to assume Merger Subsidiary's obligations and the date of adoption thereof, and to cause such Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware.

RESOLVED, that all actions heretofore taken by any officer, director, employee or agent of the Corporation in connection with any matter referred to in any of the foregoing resolutions are hereby approved, ratified and confirmed in all respects as fully as if such actions had been presented to this Board of Directors for its approval prior to such actions being taken.